                                                        Exhibit 4.03


          SECOND AMENDMENT OF THE NAPHTHA SUPPLY AGREEMENT ENTERED INTO
            BETWEEN PETROBRAS AND BRASKEM (COPENE'S NEW DESIGNATION -
                         PETROQUIMICA DO NORDESTE S.A.)



Parties:

PETROLEO BRASILEIRO S.A.--PETROBRAS, a mixed-capital company with headquarters in the City of Rio de Janeiro, State of Rio de Janeiro, at Avenida Republica do Chile, 65, enrolled with the Corporate Taxpayers Registry of the Ministry of Finance under No. 33.000.167/0001-01, hereinafter referred to as PETROBRAS, represented by the Executive-Manager of Marketing and Commercialization of Supplies; and

BRASKEM S.A., a stock company, with headquarters at Rua Eteno No. 1561, Polo Petroquimico de Camacari-BA, enrolled with the Corporate Taxpayers Registry of the Ministry of Finance under No. 42.150.391/0001-70, hereby represented by means of its By-laws, hereinafter referred to as simply BRASKEM;

And as consenting intervenient:

OPP QUIMICA S.A., a Brazilian joint-stock company, with headquarters at Rua Eteno No. 1582, Polo Petroquimico de Camacari, Camacari-BA, enrolled with the Corporate Taxpayers Registry (CNPJ) under No. 16.313.363/0001-17, hereby represented by means of its By-laws, hereinafter referred to as simply OPP;

WHEREAS:

(1) BRASKEM is an integrated petrochemical company, which main raw material is petrochemical naphtha;

(2) PETROBRAS is Braskem's main supplier of naphtha, and the commercial relationship between them is governed by the Naphtha Supply Agreement entered into between the parties (the "Naphtha Supply Agreement"); and

(3) The parties are willing to amend the Naphtha Supply Agreement to negotiate the establishment of a mortgage collateral in accordance with Article I, below;

The parties enter into this amendment of the Naphtha Supply Agreement (the "Amendment") that will be governed by the following articles and conditions:

 ARTICLE I - COLLATERAL

1.1 The parties acknowledge that BRASKEM has a revolving credit limit up to R$ 570,000,000.00 (five hundred and seventy million reais) with PETROBRAS (the "Credit Limit"), represented by full intent of PETROBRAS in connection with BRASKEM due to the commercial relationship between both of them.

1.2 As Credit Limit collateral, and contrary to the maintenance of current commercial conditions practiced in the context of the Naphtha Supply Agreement, to BRASKEM, through its full subsidiary OPP, commit to provide in first and special mortgage the real estates described and listed in the draft of the Mortgage Indenture (the "Mortgage Indenture"), contained in the "Exhibit 1" of this instrument, with all current and future accretions and improvements.

1.3 For purpose of the provisions of the above-mentioned Article 2.2, it is now agreed between the Parties that the Mortgage Indenture shall be dully accepted and with all legal regulations up to seven (7) business days as of the signature of this Amendment.

1.4 With no consequence to the provisions of the Mortgage Indenture, it shall be considered legally due the whole amount payable in the context of the Naphtha Supply Agreement, in event of default, by BRASKEM, in payment of any invoices not remedied in up to fifteen (15) days as of the default.

1.5 Invoices paid after the maturity date shall be monetarily corrected "pro rata tempore" based on variance of the General Price Index to Market--IGP-M, published by Fundacao Getulio Vargas--FGV--measured between maturity and payment dates, plus 1% each month and a 10% fine added to the total debt, in addition to court costs and fees, now fixed in twenty percent (20%) on the sentence amount, in case of judicial collection, which may be effected through executive means.

 ARTICLE II - GENERAL PROVISIONS

2.1 All terms and conditions of the Naphtha Supply Agreement not exclusively amended by this amendment remain in effect.

2.2 The jurisdiction elected to settle any disputes arising from or executed by the present instrument is the Foro Central da Comarca da Capital do Estado do Rio de Janeiro (Central Jurisdiction of the Capital of the Judicial District of Rio de Janeiro), excluding any other jurisdictions.

In witness whereof, BRASKEM, PETROBRAS and OPP enter into this Amendment of the Naphtha Supply Agreement in three (3) counterparts of equal form, before two witnesses undersigned, irrevocably and irreversibly, bound by themselves and their successors.

Rio de Janeiro, February 24 2003



PETROLEO BRASILEIRO S.A.--PETROBRAS

(Illegible signature)

BRASKEM S.A.

(Illegible signature)

OPP QUIMICA S.A.

Witnesses:

(Signature)

Name: Marcelo (Illegible) Rabello Pinna

Bearer of the Identity Card (R.G.) No. 3442117188-27

Enrolled with the Individual Taxpayers Registry No. 552.699.237-34

                                      -3-